Exhibit 99.5
SCHEDULE IV

All transactions disclosed in this Schedule IV were effected by Goldman Sachs & Co. LLC in the ordinary course of business as part of basket transactions that included the Class A Common Stock.  The transactions were for cash and effected in the open market on the NYSE.

Trade Date	Buy (B)/ Sell (S)	Quantity	Price
11/20/2025	S	1	$8.81
11/28/2025	S	5	$8.86
12/01/2025	S	7	$8.84
12/02/2025	S	7	$8.82
12/10/2025	S	3	$8.83
12/17/2025	S	2	$8.95
12/19/2025	S	188	$8.94
12/31/2025	S	7	$8.96
01/05/2026	S	67	$8.95
01/06/2026	S	1	$8.96
01/15/2026	S	4	$8.88